Exhibit 10.1

INVESTOR PRIVATE LINE OF CREDIT

This Agreement is made this day 13th of March, 2023, by and between James Davison (herein referred to as "Investor") and Rego Payment Architectures, Inc. (herein referred to as "Rego").

WHEREAS, Investor has a substantial interest as a shareholder in Rego; and WHEREAS, Rego may need additional capital in the future to facilitate its operations.

NOW THEREFORE for and in consideration of the premises set forth above and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Investor may extend an unsecured line of credit to Rego in the amount of Twenty Million Dollars and No/Cents ($20,000,000.00) to be drawn upon by Rego for a period of one year from the date hereof in order to provide additional capital to facilitate Rego's operations so long as there has not been any material change in the operations of Rego.

2.	In the event that Rego draws upon the line of credit subject to the terms and conditions herein, Rego agrees to repay the line of credit in full upon the execution and completion ofa sale, merger or other transaction of Rego whereby Rego transfers its ownership and/or its assets to a third party within thirty (30) days of the completion of the transaction.

3.	Rego agrees that if the sale, merger or other transaction described above does not occur within one year from the date hereof, Rego will repay any sums due and owing to Investor within sixty (60) days.

4.	Rego agrees that it will pay interest at a rate of 7% per annum on any sums drawn upon pursuant to the line of credit.

IT IS SO AGREED.

/s/ James Davison
James Davison
Investor

/s/ Peter S. Pelullo
Peter S. Pelullo, CEO
Rego Payment Architectures, Inc.
Borrower